Exhibit 99.1

Cadence Pharmaceuticals, Inc.

Conference Call

November 13, 2009

Operator:	Good morning and welcome to the Cadence Pharmaceuticals Conference Call. At this time I’d like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company we will open the conference up for questions and answers after the management presentation. Should you have any problems during the call, please press star zero for the conference operator. Our first speaker is Bill LaRue, Senior Vice President and Chief Financial Officer of Cadence Pharmaceuticals. Go ahead, sir.

Bill:	Good morning, everyone and thank you for joining us today as we discuss the three month extension of the PDUFA goal date by the FDA for our new drug application for IV Acetaminophen. On the call with me today is Ted Schroeder, our President and CEO and Dr. Jim Breitmeyer, our Executive Vice President of Development and Chief Medical Officer.

Before we get started, I would like to remind everyone that statements made during this conference call that are not a description of historical facts are forward-looking statements and may be identified by the use of words such as “believes,” “expects,” “anticipates,” “planning,” “will,” “potential” and similar expressions. Forward-looking statements are based on our current beliefs and expectations and include statements regarding the potential that the FDA will approve our NDA for IV Acetaminophen by the extended PDUFA goal date, our plans to accelerate the development of our commercial and supply operations infrastructure and the timing of the launch of IV Acetaminophen.

The inclusion of forward-looking statements such as these should not be regarded as a representation that any of our plans will be achieved and our actual results may differ materially from those discussed during this call due to the risks and uncertainties inherent in our business including without limitation the possibility that the FDA may not approve our NDA for IV Acetaminophen if the agency determines that the clinical, non-clinical or other data submitted in the NDA are not adequate to support the safety or efficacy of this product candidate or the agency may require us to conduct additional studies or clinical trials, the possibility that preapproval inspections by the FDA of the site where IV Acetaminophen is manufactured or our clinical trial sites may raise issues that must be resolved prior to obtaining approval of our NDA, the risk that increased attention to drug safety issues may result in a more cautious approach by the FDA which could further delay the completion of the review process for our IV Acetaminophen NDA or result in limitations and indications for use or the inclusion of unfavorable information in the labeling for this product candidate, intense competition from existing and new products which could diminish the commercial potential for IV Acetaminophen, the possibility that patent rights covering IV Acetaminophen may not be sufficient to preclude other intravenous formulations of acetaminophen from being developed by competitors, our dependence upon IV Acetaminophen which is our only product candidate, the potential that we will require additional

Cadence Pharmaceuticals, Inc.

Conference Call

November 13, 2009

financing in order to obtain regulatory approval for and commercialized IV Acetaminophen and the risk that we may not be able to raise sufficient capital when needed or at all. These and other risks are detailed in our prior press releases and periodic public filings with the Securities & Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. All forward-looking statements are qualified by this cautionary statement and we undertake no obligation to revise or update such statements. This caution is made under the Safe Harbor Provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

If anyone has not seen our press release issued earlier today, you can access it on our website at www.cadencepharm.com. Additionally, this conference call is being webcast through the company’s website and will be archived there for future reference. Ted?

Ted:	Thank you, Bill. Good morning everyone and thank you for joining us today. This morning we will provide a brief update on the PDUFA goal date extension for our IV Acetaminophen NDA and then open the call for any questions you may have.

As detailed in the press release, the FDA has extended the PDUFA goal date for its priority review of the NDA for IV Acetaminophen by three months to February 12, 2010. The FDA designated one of our submissions which contained additional clinical pharmacology data requested by FDA as a major amendment. The FDA has the option to extend the review when a major amendment is submitted to the NDA within three months of the PDUFA goal date to provide time for the agency to complete its review. The FDA is not requiring any other information at this time.

We remain confident in our NDA submission and as such are continuing all commercial readiness activities toward a launch early in the second quarter of 2010. As discussed during our quarterly financial conference call last week, we have hired all of our sales management team members, each of whom has a demonstrated track record of managing hospital sales representatives and successfully launching products in the hospital.

We’ve also made great strides recruiting our sales team. At this time more than half of the planned sales territories have been filled by candidates who have accepted offers to join Cadence contingent on approval of IV Acetaminophen. Like the sales management team, we are extremely pleased with the quality of representatives that we have recruited based on both years of experience and demonstrated sales performance in the hospital setting. Our recruiting efforts are moving forward unaffected by the three month PDUFA extension and we remain focused on preparing for the launch of IV Acetaminophen at the earliest possible date following approval.

Cadence Pharmaceuticals, Inc.

Conference Call

November 13, 2009

As you may recall, we previously provided financial guidance that at the end of 2009 our cash, cash equivalents and securities available for sale position would be $61 to $65 million, which assumed a $15 million regulatory milestone payment to our licensors and the acceleration of pre-commercialization activities associated with the planned launch of IV Acetaminophen. If this product candidate is not approved before year-end, we anticipate that our year-end cash position will be between $78 to $82 million.

In just a moment, we’ll be glad to take your questions. However, as with last week’s earnings call we do not believe it would be appropriate to further discuss the review of our NDA or try to characterize our interactions with the FDA while the review is ongoing.

With that, I’d like to turn the call back to the operator and open the lines for questions. Operator?

Operator:	Thank you, Mr. Schroeder. The question and answer session will begin at this time. If you’re using a speakerphone please pick up your handset before pressing any numbers. Should you have a question please press star and the number one on your push button telephone. If you wish to withdraw your question please press star and the number two. Please standby for our first question. Our first question comes from Charles Duncan, JMP Securities.

Q:	Good morning, guys. Can you hear me?

Answer:	Yes, Charles.

Q:	Thank you for taking the question. I have two questions and I know that you’re not interesting in talking about the interaction with the FDA but at the Analyst Meeting I asked Jim about some PK data that you folks had submitted. Is this additional information beyond that PK data? And if so, really what do you think was the genesis of the request for additional information?

Answer:	Charles, we just don’t think it would be appropriate to speculate. All we can say with certainty is that the FDA has designated one of the submissions as a major amendment and requested a 90 day extension. We remain confident in our NDA submission and we’ll continue to work closely with the FDA toward the potential approval of intravenous acetaminophen.

Q:	Okay. My second question is regarding manufacturing and being able to launch the product once it’s approved if it’s approved. We had previously anticipated a lag between approval and launch. Is it possible that this additional three months will allow you to reduce that lag and perhaps launch the product once it’s approved if it’s approved in the first quarter?

Answer:	Charles, we believe that during this three month period of time we’ll have opportunity to be better prepared in every aspect of a commercial launch for IV Acetaminophen. So certainly additional time allows us to do the work in every area of the launch to assure a more rapid launch into the market.

Cadence Pharmaceuticals, Inc.

Conference Call

November 13, 2009

Q:	Okay, thanks. I’ll hop back into the call. Congrats on making progress on the hiring.

Answer:	Thank you, Charles.

Operator:	As a reminder, ladies and gentlemen, if you do have a question please press star one on your push button telephone at this time.

Ted:	Operator, I guess if there are no further questions we’d like to thank all the participants on our call today and we look forward to speaking with each of you over the coming weeks and months. Thank you.

Operator:	Ladies and gentlemen, this concludes our conference call. All parties may disconnect.